EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media— L. Benjamin Ederington

Westlake Chemical Corporation Announces Record Third Quarter 2017 Earnings

•	Record quarterly sales and net income of $2,108.9 million and $210.8 million, or $1.61 earnings per diluted share, respectively

•	Record quarterly income from operations and EBITDA of $365.7 million and $521.4 million, respectively

•	Record quarterly net cash provided by operating activities of $483.0 million
Westlake Chemical Corporation (NYSE: WLK) today reported record net income for the three months ended September 30, 2017 of $210.8 million, or $1.61 per diluted share, on record net sales of $2,108.9 million. Net income attributable to Westlake Chemical Corporation increased $145.1 million, or $1.10 per diluted share, compared to third quarter 2016 net income attributable to Westlake Chemical Corporation of $65.7 million, or $0.51 per diluted share, on net sales of $1,279.0 million. Net income for the third quarter of 2017 increased versus the prior-year period primarily due to (1) earnings contributed by Axiall, which was acquired on August 31, 2016; (2) lower transaction and integration-related costs associated with the acquisition; and (3) higher sales prices for our major products resulting in improved margins. These increases, as compared to the third quarter of 2016, were partially offset by (1) higher interest expense due to the increased debt balance as a result of the acquisition; (2) a third quarter 2016 realized gain of $49.1 million from the previously held common stock of Axiall; and (3) a higher effective tax rate. Net sales for the third quarter of 2017 increased by $829.9 million compared to net sales for the third quarter of 2016, mainly due to higher sales contributed by Axiall and higher sales prices for our major products. Income from operations was $365.7 million for the third quarter of 2017 as compared to $46.6 million for the third quarter of 2016. The increase in income from operations for the third quarter of 2017 was mainly a result of earnings contributed by Axiall, lower transaction and integration-related costs, and higher sales prices as compared to the third quarter of 2016. The third quarter of 2017 was negatively impacted by $6.7 million in transaction and integration-related costs, or $0.03 per diluted share.
Third quarter 2017 net income attributable to Westlake of $210.8 million, or $1.61 per diluted share, increased $58.0 million from the $152.8 million, or $1.17 per diluted share, reported in the second quarter of 2017. Net sales for the third quarter of 2017 of $2,108.9 million were $129.7 million higher than the $1,979.2 million reported in the second quarter of 2017. Income from operations for the third quarter of 2017 of $365.7 million was $98.6 million higher than the $267.1 million reported in the second quarter of 2017. Net income and income from operations in the third quarter of 2017 increased from the second quarter of 2017 mainly due to higher sales volumes for all of our major products, higher sales prices for our major products and lower costs associated with planned turnaround and unplanned outages.

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For the nine months ended September 30, 2017, net income attributable to Westlake Chemical Corporation was $501.8 million, or $3.85 per diluted share, on net sales of $6,030.7 million. This represents an increase in net income attributable to Westlake Chemical Corporation of $201.9 million, or $1.56 per diluted share, compared to the nine months ended September 30, 2016 net income attributable to Westlake Chemical Corporation of $299.9 million, or $2.29 per diluted share, on net sales of $3,340.3 million. Net income for the nine months ended September 30, 2017 increased versus the prior-year period primarily due to (1) earnings contributed by Axiall; (2) higher sales prices for our major products, resulting in improved margins; and (3) lower transaction and integration-related costs associated with the integration of Axiall. These increases were partially offset by higher interest expense due to the increased debt balance and the realized gain in the third quarter of 2016 of $49.1 million from the previously held common stock of Axiall. Net sales for the nine months ended September 30, 2017 increased by $2,690.4 million compared to net sales for the nine months ended September 30, 2016, mainly due to higher sales contributed by Axiall, which was acquired on August 31, 2016, and higher sales prices for our major products. Income from operations was $868.2 million for the nine months ended September 30, 2017 as compared to $428.8 million for the nine months ended September 30, 2016. The increase in income from operations was mainly a result of earnings contributed by Axiall and higher sales prices for our major products.
"We are very pleased with the record results for the third quarter of 2017 as we benefitted from strong demand for all of our major products in both our Olefins and Vinyls segments as well as increasing prices in our Vinyls business," said Albert Chao, President and Chief Executive Officer. "We would like to thank our employees for their continued efforts with the integration, improvement activities and initiatives to capture synergies associated with the Axiall transaction. We believe the acquisition and continued investments to improve the reliability and operational efficiency of our assets will enable us to be well positioned to fully leverage the improving Vinyls market."
Net cash provided by operating activities was $483.0 million for the third quarter of 2017 and $962.7 million for the first nine months of 2017. Capital expenditures for the third quarter of 2017 and for the first nine months of 2017 were $133.4 million and $414.3 million, respectively. As of September 30, 2017, cash and cash equivalents were $678.2 million and long-term debt was $3,349.4 million.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $521.4 million for the third quarter of 2017 increased $339.3 million compared to EBITDA of $182.1 million in the third quarter of 2016. EBITDA for the third quarter of 2017 increased $110.2 million compared to EBITDA of $411.2 million in the second quarter of 2017. For the first nine months of 2017, EBITDA of $1,323.3 million was $615.2 million higher than EBITDA for the first nine months of 2016 of $708.1 million. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

OLEFINS SEGMENT
Olefins segment reported income from operations of $165.4 million in the third quarter of 2017, an increase of $46.9 million compared to income from operations of $118.5 million in the third quarter of 2016. This increase was mainly attributable to higher sales prices and higher overall operating rates. These increases were partially offset by higher feedstock and energy costs. The third quarter of 2016 was negatively impacted by lost sales, lower production rates and unabsorbed fixed manufacturing costs and other costs related to the turnaround and expansion of the Lake Charles Petro 1 ethylene unit and other unplanned outages.
Olefins segment income from operations of $165.4 million for the third quarter of 2017 increased $22.1 million from the $143.3 million reported in the second quarter of 2017. This increase in income from operations was primarily due to higher polyethylene and styrene sales volumes and lower costs associated with planned and unplanned outages.
Olefins segment income from operations of $488.5 million for the nine months ended September 30, 2017 increased by $80.2 million from $408.3 million for the nine months ended September 30, 2016. This increase was mainly attributable to higher Olefins integrated product margins, primarily due to higher sales prices for our major products, higher operating rates and lower costs associated with turnarounds and outages as compared to the prior-year period. These increases were partially offset by higher energy prices. The nine months ended September 30, 2016 were negatively impacted by the planned turnaround and expansion of the Lake Charles Petro 1 ethylene unit along with other unplanned outages.

VINYLS SEGMENT
Vinyls segment reported record income from operations for the third quarter of 2017 of $216.5 million, which increased by $194.3 million from $22.2 million in the third quarter of 2016. This increase was mainly attributable to earnings contributed by Axiall and higher sales prices for our major products. These increases were partially offset by higher energy prices during the quarter ended September 30, 2017, as compared to the prior-year period.
Vinyls segment income from operations of $216.5 million for the third quarter of 2017 increased $73.2 million from the $143.3 million reported in the second quarter of 2017. This increase in income from operations was due to higher operating rates and increased margins for all of our major products driven by higher North American and European sales prices, lower feedstock and energy costs, and lower turnaround and maintenance related costs. The second quarter of 2017 was negatively impacted by unabsorbed fixed manufacturing costs and other costs associated with the planned turnaround and expansion at the Calvert City, Kentucky ethylene facility completed in April 2017.
Vinyls segment income from operations for the first nine months of 2017 of $431.3 million increased by $294.7 million from $136.6 million in the nine months ended September 30, 2016. This increase was mainly attributable to earnings contributed by Axiall and higher sales prices and volumes for our major products. These increases were partially offset by unabsorbed fixed manufacturing costs and other costs associated with the planned turnaround and expansion at the Calvert City facility and other planned turnarounds and unplanned outages as well as higher energy prices during the nine months ended September 30, 2017, as compared to the prior-year period.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding future benefits of our investments, the ability to leverage the improving Vinyls business environment and potential synergies are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; Westlake’s ability to realize anticipated benefits of the Axiall acquisition and to integrate Axiall’s business; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC in February 2017.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Corporation
Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston, Texas. The company's range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, PVC suspension and specialty resins, PVC Compounds, and PVC building products including siding, pipe, fittings and specialty components, windows, fence, deck and film. For more information, visit the company's web site at www.westlake.com.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's third quarter 2017 results will be held Tuesday, November 7, 2017 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 97318894.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on November 13, 2017. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 97318894.
The conference call will also be available via webcast at: http://edge.media-server.com/m6/p/bwp6446e and the earnings release can be obtained via the company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

	(In thousands of dollars, except per share data)
Net sales	$2,108,889	$1,279,028	$6,030,666	$3,340,276
Cost of sales	1,610,837	1,076,895	4,759,637	2,641,192
Gross profit	498,052	202,133	1,271,029	699,084
Selling, general and administrative expenses	125,642	72,729	379,919	179,757
Transaction and integration-related costs	6,663	82,841	22,949	90,550
Income from operations	365,747	46,563	868,161	428,777
Interest expense	(40,036)	(24,366)	(118,784)	(36,966)
Other income, net	2,058	41,265	6,591	52,091
Income before income taxes	327,769	63,462	755,968	443,902
Provision for (benefit from) income taxes	108,619	(6,552)	232,690	129,332
Net income	219,150	70,014	523,278	314,570
Net income attributable to noncontrolling interests	8,318	4,352	21,429	14,656
Net income attributable to Westlake Chemical Corporation	$210,832	$65,662	$501,849	$299,914
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$1.62	$0.51	$3.87	$2.31
Diluted	$1.61	$0.51	$3.85	$2.29

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WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2017	December 31, 2016

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$678,233	$459,453
Accounts receivable, net	1,142,979	938,743
Inventories	834,835	801,100
Prepaid expenses and other current assets	34,860	48,493
Restricted cash	8,626	160,527
Total current assets	2,699,533	2,408,316
Property, plant and equipment, net	6,343,637	6,420,062
Other assets, net	2,200,955	2,061,875
Total assets	$11,244,125	$10,890,253

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$1,170,276	$1,033,742
Current term loan, net	—	149,341
Long-term debt, net	3,349,402	3,678,654
Other liabilities	2,172,948	2,136,471
Total liabilities	6,692,626	6,998,208
Total Westlake Chemical Corporation stockholders' equity	4,068,774	3,523,629
Noncontrolling interests	482,725	368,416
Total equity	4,551,499	3,892,045
Total liabilities and equity	$11,244,125	$10,890,253

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2017	2016

	(In thousands of dollars)
Cash flows from operating activities
Net income	$523,278	$314,570
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	448,533	227,193
Deferred income taxes	23,294	105,910
Other balance sheet changes	(32,441)	(103,513)
Net cash provided by operating activities	962,664	544,160
Cash flows from investing activities
Acquisition of business, net of cash acquired	—	(2,437,829)
Additions to property, plant and equipment	(414,271)	(467,330)
Additions to cost method investment	(47,000)	(4,000)
Proceeds from sales and maturities of securities	—	662,938
Purchase of securities	—	(138,422)
Other, net	1,836	(4,442)
Net cash used for investing activities	(459,435)	(2,389,085)
Cash flows from financing activities
Debt issuance costs	(376)	(35,207)
Dividends paid	(76,491)	(71,933)
Distributions to noncontrolling interests	(20,767)	(12,300)
Net proceeds from issuance of Westlake Chemical Partners LP common units	110,739	—
Proceeds from debt issuance	—	1,428,512
Proceeds from issuance of notes payable	5,946	5,597
Proceeds from drawdown on revolver	225,000	600,000
Restricted cash associated with term loan	154,000	(154,000)
Repayment of term loan	(150,000)	—
Repayment of notes payable	(6,695)	(10,602)
Repayment of revolver	(550,000)	(125,000)
Repurchase of common stock for treasury	—	(67,406)
Other	2,204	2,840
Net cash provided by (used for) financing activities	(306,440)	1,560,501
Effect of exchange rate changes on cash and cash equivalents	21,991	2,418
Net increase (decrease) in cash and cash equivalents	218,780	(282,006)
Cash and cash equivalents at beginning of the period	459,453	662,525
Cash and cash equivalents at end of the period	$678,233	$380,519

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

	(In thousands of dollars)
Net external sales
Olefins	$502,243	$497,365	$1,534,472	$1,422,869
Vinyls	1,606,646	781,663	4,496,194	1,917,407
	$2,108,889	$1,279,028	$6,030,666	$3,340,276
Income (loss) from operations
Olefins	$165,438	$118,475	$488,532	$408,274
Vinyls	216,515	22,235	431,276	136,559
Corporate and other	(16,206)	(94,147)	(51,647)	(116,056)
	$365,747	$46,563	$868,161	$428,777
Depreciation and amortization
Olefins	$35,029	$36,649	$111,244	$95,582
Vinyls	117,490	56,136	331,585	128,691
Corporate and other	1,115	1,444	5,704	2,920
	$153,634	$94,229	$448,533	$227,193
Other income (expense), net
Olefins	$(184)	$1,101	$1,555	$3,706
Vinyls	(970)	(1,226)	1,087	1,722
Corporate and other	3,212	41,390	3,949	46,663
	$2,058	$41,265	$6,591	$52,091

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2017	2016	2017	2016

	(In thousands of dollars)
Net cash provided by operating activities	$322,320	$482,950	$174,268	$962,664	$544,160
Changes in operating assets and liabilities and other	(141,667)	(255,468)	(101,334)	(416,092)	(123,680)
Deferred income taxes	(21,235)	(8,332)	(2,920)	(23,294)	(105,910)
Net income	$159,418	$219,150	$70,014	$523,278	$314,570
Add:
Depreciation and amortization	144,630	153,634	94,229	448,533	227,193
Interest expense	38,972	40,036	24,366	118,784	36,966
Provision for (benefit from) income taxes	68,188	108,619	(6,552)	232,690	129,332
EBITDA	$411,208	$521,439	$182,057	$1,323,285	$708,061

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Third Quarter 2017 vs. Third Quarter 2016		Third Quarter 2017 vs. Second Quarter 2017
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+1.8%	-0.8%	-2.4%	+5.1%
Vinyls	+18.7%	+86.8%	+1.6%	+6.3%
Company	+12.1%	+52.8%	+0.6%	+6.0%

Average Quarterly Industry Prices (1)

	Quarter Ended
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017
Ethane (cents/lb)	6.3	8.0	7.8	8.3	8.8
Propane (cents/lb)	11.2	13.7	16.9	14.9	18.2
Ethylene (cents/lb) (2)	32.5	28.2	31.2	27.6	24.7
Polyethylene (cents/lb) (3)	68.7	65.3	67.3	69.0	70.7
Styrene (cents/lb) (4)	66.8	69.3	85.6	84.4	85.1
Caustic soda ($/short ton) (5)	660.8	725.0	733.3	788.3	811.7
Chlorine ($/short ton) (6)	304.2	305.0	305.0	325.0	332.5
PVC (cents/lb) (7)	56.5	57.2	60.2	62.5	62.5
________________

(1)	Industry pricing data was obtained from IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American net transaction prices of polyethylene low density GP-Film grade over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)
Represents average North American contract prices of PVC over the period as reported by IHS Chemical. Effective January 1, 2017, IHS Chemical made a non-market downward adjustment of 15 cents per pound to PVC prices. For comparability, we adjusted each prior-year period's PVC price downward by 15 cents per pound consistent with the IHS Chemical non-market adjustment.

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